UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2006

U.S REALTY PARTNERS LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

            Delaware

   0-15656

  57-0814502

(State or other jurisdiction

(Commission

     (I.R.S. Employer

   of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

U.S. Realty Partners Limited Partnership, a Delaware limited partnership (the “Registrant”), owns Governor’s Park Apartments (“Governor’s Park”), a 154-unit apartment complex located in Little Rock, Arkansas.  On December 20, 2006, the Registrant sold Governor’s Park to a third party, Steven D. Bell and Company, a North Carolina corporation (the “Purchaser”).  The Purchaser purchased  Governor’s Park, along with two other apartment complexes, both of which were owned by entities affiliated with AIMCO Properties, L.P., which is also an affiliate of the corporate general partner of the Registrant.  The total sales price for Governor’s Park and the two other apartment complexes was $42,105,000, of which $8,055,000 represents the portion of the sales price allocated to Governor’s Park.  The Registrant continues to own and operate one other investment property.

In accordance with the Amended and Restated Certificate and Agreement of Limited Partnership of the Registrant, the Registrant’s corporate general partner is evaluating the cash requirements of the Registrant to determine whether any portion of the net proceeds will be distributed to the Registrant’s partners.

Item 9.01

Financial Statements and Exhibits

(b)

     Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflects the operations of the Registrant as if Governor’s Park had been sold on January 1, 2005.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period.  This pro forma information should be read in conjunction with the Registrant’s 2005 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

September 30, 2006

All other assets	$ 942
Investment property, net	6,393

Total Assets	$ 7,335

All other liabilities	$ 500
Mortgage note payable	9,850
Partners’ deficit	(3,015)
Total Liabilities and Partners’ Deficit	$ 7,335

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Year Ended	Nine Months Ended
	December 31, 2005	September 30, 2006

Total revenues	$2,331	$1,907
Total expenses	2,223	1,886

Net income	$ 108	$ 21

Net income per depositary unit
certificate	$ 0.09	$ 0.02

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Realty Partners Limited Partnership

By:

U.S. Realty I Corporation

Corporate General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

December 27, 2006